Exhibit 3.2

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

Ready Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated all of the: (i) 7,570,000 authorized shares of Class B-1 Common Stock, $0.0001 par value per share (the “Class B-1 Common Shares”), of the Corporation, (ii) 7,570,000 authorized shares of Class B-2 Common Stock, $0.0001 par value per share (the “Class B-2 Common Shares”), of the Corporation, (iii) 7,570,000 authorized shares of Class B-3 Common Stock, $0.0001 par value per share (the “Class B-3 Common Shares”), of the Corporation and (iv) 7,570,000 authorized shares of Class B-4 Common Stock, $0.01 par value per share (the “Class B-4 Common Shares”, and together with the Class B-1 Common Shares, Class B-2 Common Stock and Class B-3 Common Stock, the “Class B Common Shares”), of the Corporation), all of which are currently unissued, as shares of common stock, $0.0001 par value per share (the “Common Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Common Stock as set forth in the Charter. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: The Class B Common Shares have been reclassified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 5:05 p.m. Eastern Time, on May 11, 2022.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, on this 11th day of May, 2022.

ATTEST:	READY CAPITAL CORPORATION

/s/ Andrew Ahlborn	By:	/s/ Thomas E. Capasse
Name: Andrew Ahlborn	Name: Thomas E. Capasse
Title: Chief Financial Officer	Title: Chief Executive Officer

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